Exhibit 99.1

NEWS RELEASE October 22, 2025

Contacts: Sunit Patel, CFO
Kris Hinson, VP Corp Finance & Treasurer
FOR IMMEDIATE RELEASE	Crown Castle Inc.
713-570-3050

CROWN CASTLE REPORTS THIRD QUARTER 2025 RESULTS AND INCREASES OUTLOOK FOR FULL YEAR 2025

October 22, 2025 - HOUSTON, TEXAS - Crown Castle Inc. (NYSE: CCI) ("Crown Castle") today reported results for the third quarter ended September 30, 2025 and updated its full year 2025 Outlook, as reflected in the table below.

(dollars in millions, except per share amounts)	Current Full Year 2025 Outlook Midpoint(a)	Full Year 2024 Actual	% Change	Previous Full Year 2025 Outlook(b)	Current Compared to Previous Outlook
Site rental revenues(c)	$4,030	$4,268	(6)%	$4,020	$10
Net income (loss)	$285	$(3,903)	N/A	$240	$45
Net income (loss) per share—diluted	$0.65	$(8.98)	N/A	$0.55	$0.10
Adjusted EBITDA(c)(d)	$2,835	$3,035	(7)%	$2,805	$30
AFFO(c)(d)	$1,870	$1,980	(6)%	$1,830	$40
AFFO per share(c)(d)	$4.29	$4.55	(6)%	$4.20	$0.09
(a)Reflects midpoint of full year 2025 Outlook as issued on October 22, 2025.
(b)Reflects midpoint of full year 2025 Outlook as issued on July 23, 2025.
(c)Excludes amounts related to the Fiber Business (as defined in "Non-GAAP Measures and Other Information") which are presented in discontinued operations.
(d)See "Non-GAAP Measures and Other Information" for further information and reconciliation of non-GAAP financial measures to net income (loss), including on a per share basis.

"We delivered strong operational and financial results in the third quarter and are increasing full year 2025 Outlook as we continue to find opportunities to operate more efficiently," stated Chris Hillabrant, Crown Castle’s President and Chief Executive Officer. "I am excited by Crown Castle’s opportunity to create long-term attractive risk-adjusted returns as the only U.S. focused, large publicly traded tower company after closing the Fiber Business sale transaction, which we continue to believe will close in the first half of 2026. To maximize organic growth while enhancing profitability as a standalone tower company, we are investing in our systems to improve the quality and accessibility of asset information, streamlining processes to enhance operational flexibility, and continuing to drive efficiencies across the business. I believe these strategic priorities, combined with our previously announced capital allocation framework, will position us to maximize long-term shareholder value creation."

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RESULTS FOR THE QUARTER
The table below sets forth select financial results for the quarters ended September 30, 2025 and September 30, 2024.

(dollars in millions, except per share amounts)	Q3 2025	Q3 2024	Change	% Change
Site rental revenues(a)	$1,012	$1,066	$(54)	(5)%
Net income (loss)	$323	$303	$20	7%
Net income (loss) per share—diluted	$0.74	$0.70	$0.04	6%
Adjusted EBITDA(a)(b)	$718	$777	$(59)	(8)%
AFFO(a)(b)	$490	$525	$(35)	(7)%
AFFO per share(a)(b)	$1.12	$1.20	$(0.08)	(7)%
(a)Excludes amounts related to the Fiber Business which are presented in discontinued operations.
(b)See "Non-GAAP Measures and Other Information" for further information and reconciliation of non-GAAP financial measures to net income (loss), including on a per share basis.

HIGHLIGHTS FROM THE QUARTER
•Site rental revenues. Organic Contribution to Site Rental Billings was $52 million, or 5.2% organic growth from third quarter 2024, excluding an unfavorable $51 million impact from Sprint Cancellations. Site rental revenues were also negatively impacted by a $17 million decrease in amortization of prepaid rent and a $39 million decrease in straight-lined revenues, resulting in a decline in site rental revenues of $54 million, or 5.1% from third quarter 2024 to third quarter 2025. The following table outlines the components of Organic Contribution to Site Rental Billings, excluding the impact of Sprint Cancellations, and the respective percentage of prior period site rental billings.

($ in millions; totals may not sum due to rounding)	Current Full Year 2025 Outlook Midpoint(a)		Q3 2025		Q3 2024
Core leasing activity(b)	$115	2.9%	$33	3.3%	$27	2.9%
Escalators	$95	2.4%	$24	2.5%	$23	2.5%
Non-renewals(b)	($30)	(0.8)%	$(7)	(0.7)%	$(8)	(0.8)%
Change in other billings(b)	$5	0.1%	$2	0.2%	$—	—%
Organic Contribution to Site Rental Billings as Adjusted for Impact of Sprint Cancellations(b)	$185	4.7%	$52	5.2%	$43	4.5%
(a)As issued October 22, 2025.
(b)See "Non-GAAP Measures and Other Information" for our definitions of core leasing activity, non-renewals, other billings and Organic Contribution to Site Rental Billings as Adjusted for Impact of Sprint Cancellations.

•Net income (loss). Net income (loss) for the third quarter 2025 was $323 million compared to $303 million for third quarter 2024.
•Adjusted EBITDA. Third quarter 2025 Adjusted EBITDA was $718 million compared to $777 million for the third quarter 2024. The decrease in the quarter was primarily a result of the lower contribution from site rental revenues, as discussed above.
•AFFO and AFFO per share. Third quarter 2025 AFFO was $490 million, or $1.12 per share, representing a 7% decrease from the third quarter of 2024.
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•Capital expenditures. Capital expenditures from continuing operations during the quarter were $42 million, comprised of $36 million of discretionary capital expenditures and $6 million of sustaining capital expenditures. The $42 million of capital expenditures remained relatively consistent with the $41 million of capital expenditures during third quarter 2024.
•Common stock dividend. During the quarter, Crown Castle paid common stock dividends of approximately $463 million in the aggregate, or $1.0625 per common share, a decrease of 32% on a per share basis from the same period a year ago.

"Our third quarter results, which were highlighted by 5.2% organic growth excluding the impact of Sprint Cancellations, demonstrated the solid performance of our tower business," stated Sunit Patel, Crown Castle’s Executive Vice President and Chief Financial Officer. "The strong demand for our U.S. tower assets combined with our continued focus on operating the business efficiently positions us well to meet our updated full year 2025 Outlook, which includes 4.7% organic growth, excluding the impact of Sprint Cancellations. Our solid operational and financial performance is complemented by our investment-grade balance sheet, which ended the quarter with approximately 84% fixed rate debt, a weighted average debt maturity of 6 years, and approximately $4.2 billion of availability under our revolving credit facility, compared to approximately $2.7 billion of debt maturities over the next twelve months."

OUTLOOK
This Outlook section contains forward-looking statements, and actual results may differ materially. Information regarding potential risks which could cause actual results to differ from the forward-looking statements herein is set forth below and in Crown Castle's filings with the SEC.
The following table sets forth Crown Castle's current full year 2025 Outlook, which includes the following key changes from the previous full year 2025 Outlook issued on July 23, 2025:
•A $10 million increase to site rental revenues from higher straight-lined revenues.
•A $30 million increase in Adjusted EBITDA, as the $10 million increase to site rental revenues is complemented by a $5 million decrease in site rental costs of operations, a $5 million increase in services and other gross margin, and a $10 million decrease in selling, general, and administrative costs.
•A $40 million increase in AFFO, as the $30 million increase to Adjusted EBITDA is combined with a $15 million reduction in interest expense and a $5 million reduction in sustaining capital expenditures. Because AFFO excludes straight-lined revenues, there is no benefit from the $10 million increase in site rental revenues.
•A $45 million increase to net income, reflecting the impacts to AFFO and Adjusted EBITDA described above.
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(in millions, except per share amounts)	Full Year 2025(a)			Changes to Midpoint from Previous Outlook(b)
Site rental billings(c)	$3,895	to	$3,925	$—
Amortization of prepaid rent	$80	to	$110	$—
Straight-lined revenues	($5)	to	$25	$10
Other revenues	$15	to	$15	$—
Site rental revenues	$4,007	to	$4,052	$10
Site rental costs of operations(d)	$967	to	$1,012	($5)
Services and other gross margin	$80	to	$110	$5
Net income (loss)(e)	$145	to	$425	$45
Net income (loss) per share—diluted(e)	$0.33	to	$0.97	$0.10
Adjusted EBITDA(c)	$2,810	to	$2,860	$30
Depreciation, amortization and accretion	$678	to	$773	$—
Interest expense and amortization of deferred financing costs, net(f)	$957	to	$1,002	($15)
Income (loss) from discontinued operations, net of tax(g)	($830)	to	($590)	$—
FFO(c)	$1,690	to	$1,720	$45
AFFO(c)	$1,845	to	$1,895	$40
AFFO per share(c)	$4.23	to	$4.35	$0.09
Discretionary capital expenditures(c)	$155	to	$155	($30)
Discretionary capital expenditures from discontinued operations(c)(h)	$920	to	$1,020	$—
(a)As issued on October 22, 2025.
(b)As issued on July 23, 2025.
(c)See "Non-GAAP Measures and Other Information" for further information and reconciliation of non-GAAP financial measures to net income (loss), including on a per share basis, and for definition of site rental billings and discretionary capital expenditures.
(d)Exclusive of depreciation, amortization and accretion.
(e)Includes contribution from discontinued operations.
(f)See "Non-GAAP Measures and Other Information" for the reconciliation of "Outlook for Components of Interest Expense."
(g)Represents expected results from the Fiber Business, including the estimated loss on disposal.
(h)Represents discretionary capital expenditures for the Fiber Business.

•The following chart reconciles the components contributing to the expected 2025 decrease in site rental revenues. Full year site rental billings growth, excluding the impact of Sprint Cancellations, is expected to be 4.7%.
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Additional information is available in Crown Castle's quarterly Supplemental Information Package posted in the Investors section of our website.

CONFERENCE CALL DETAILS
Crown Castle has scheduled a conference call for Wednesday, October 22, 2025, at 4:30 p.m. Eastern time to discuss its third quarter 2025 results. A listen only live audio webcast of the conference call, along with supplemental materials for the call, can be accessed on the Crown Castle website at https://investor.crowncastle.com. Participants may join the conference call by dialing 833-816-1115 (Toll Free) or 412-317-0694 (International) at least 30 minutes prior to the start time. All dial-in participants should ask to join the Crown Castle call.
A replay of the webcast will be available on the Investor page of Crown Castle's website until end of day, Thursday, October 22, 2026.

ABOUT CROWN CASTLE
Crown Castle owns, operates and leases approximately 40,000 cell towers and approximately 90,000 route miles of fiber supporting small cells and fiber solutions across every major U.S. market. This nationwide portfolio of communications infrastructure connects cities and communities to essential data, technology and wireless service - bringing information, ideas and innovations to the people and businesses that need them. For more information on Crown Castle, please visit www.crowncastle.com.
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Non-GAAP Measures and Other Information
This press release includes presentations of Adjusted EBITDA, Adjusted Funds from Operations ("AFFO"), including per share amounts, Funds from Operations ("FFO"), including per share amounts, Organic Contribution to Site Rental Billings, including as Adjusted for Impact of Sprint Cancellations, and Net Debt, which are non-GAAP financial measures. These non-GAAP financial measures are not intended as alternative measures of operating results or cash flow from operations (as determined in accordance with Generally Accepted Accounting Principles ("GAAP")).
Our non-GAAP financial measures may not be comparable to similarly titled measures of other companies, including other companies in the towers sector or other real estate investment trusts ("REITs").
In addition to the non-GAAP financial measures used herein, we also provide the components of certain GAAP measures, such as site rental revenues and capital expenditures.
Our non-GAAP financial measures are presented as additional information because management believes these measures are useful indicators of the financial performance of our business. Among other things, management believes that:
•Adjusted EBITDA is useful to investors or other interested parties in evaluating our financial performance. Adjusted EBITDA is a financial measure frequently used by management (1) to evaluate the economic productivity of our operations and (2) for purposes of making decisions about allocating resources to, and assessing the performance of, our operations. Management believes that Adjusted EBITDA helps investors or other interested parties meaningfully evaluate and compare the results of our operations (1) from period to period and (2) to our competitors, by removing the impact of our capital structure (primarily interest charges from our outstanding debt) and asset base (primarily depreciation, amortization and accretion) from our financial results. Management also believes Adjusted EBITDA is frequently used by investors or other interested parties in the evaluation of the towers sector and other REITs to measure financial performance without regard to items such as depreciation, amortization and accretion, which can vary depending upon accounting methods and the book value of assets. Adjusted EBITDA should be considered only as a supplement to net income (loss) computed in accordance with GAAP as a measure of our performance.
•AFFO, including per share amounts, is useful to investors or other interested parties in evaluating our financial performance. Management believes that AFFO helps investors or other interested parties meaningfully evaluate our financial performance as it includes (1) the impact of our capital structure (primarily interest expense on our outstanding debt and dividends on our preferred stock (in periods where applicable)) and (2) sustaining capital expenditures, and excludes the impact of our (1) asset base (primarily depreciation, amortization and accretion) and (2) certain non-cash items, including straight-lined revenues and expenses related to fixed escalations and rent free periods. GAAP requires rental revenues and expenses related to leases that contain specified rental increases over the life of the lease to be recognized evenly over the life of the lease. In accordance with GAAP, if payment terms call for fixed escalations or rent free periods, the (1) revenues are recognized on a straight-lined basis over the fixed, non-cancelable term of the tenant contract, and (2) expenses are recognized on a straight-lined basis over the estimated lease term including renewal options that are reasonably certain to be exercised. Management notes that Crown Castle uses AFFO only as a performance measure. AFFO should be considered only as a supplement to net income (loss) computed in accordance with GAAP as a measure of our performance and should not be considered as an alternative to cash flow from operations or as residual cash flow available for discretionary investment.
•FFO, including per share amounts, is useful to investors or other interested parties in evaluating our financial performance. Management believes that FFO may be used by investors or other interested parties as a basis to compare our financial performance with that of other REITs. FFO helps investors or other interested parties meaningfully evaluate financial performance by excluding the impact of our asset base (primarily real estate depreciation, amortization and accretion). FFO is not a key performance indicator used by Crown Castle. FFO should be considered only as a supplement to net income (loss) computed in accordance with GAAP as a measure of our performance and should not be considered as an alternative to cash flow from operations.
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•Organic Contribution to Site Rental Billings (also referred to as organic growth) is useful to investors or other interested parties in understanding the components of the year-over-year changes in our site rental revenues computed in accordance with GAAP. Management uses Organic Contribution to Site Rental Billings to assess year-over-year growth rates for our rental activities, to evaluate current performance, to capture trends in rental rates, core leasing activities and tenant non-renewals in our core business, as well as to forecast future results. Separately, we are also disclosing Organic Contribution to Site Rental Billings as Adjusted for Impact of Sprint Cancellations, which is outside of ordinary course, to provide further insight into our results of operations and underlying trends. Management believes that identifying the impact of Sprint Cancellations provides increased transparency and comparability across periods. Organic Contribution to Site Rental Billings (including as Adjusted for Impact of Sprint Cancellations) is not meant as an alternative measure of revenue and should be considered only as a supplement in understanding and assessing the performance of our site rental revenues computed in accordance with GAAP.
•Net Debt is useful to investors or other interested parties in evaluating our overall debt position and future debt capacity. Management uses Net Debt in assessing our leverage. Net Debt is not meant as an alternative measure of debt and should be considered only as a supplement in understanding and assessing our leverage.
Non-GAAP Financial Measures
Adjusted EBITDA. We define Adjusted EBITDA as net income (loss) plus restructuring charges (credits), asset write-down charges, goodwill impairment charges, acquisition and integration costs, depreciation, amortization and accretion, amortization of prepaid lease purchase price adjustments, interest expense and amortization of deferred financing costs, net, (gains) losses on retirement of long-term obligations, net (gain) loss on interest rate swaps, (gains) losses on foreign currency swaps, impairment of available-for-sale securities, interest income, other (income) expense, (benefit) provision for income taxes, (income) loss from discontinued operations, net of tax, cumulative effect of a change in accounting principle and stock-based compensation expense, net.
AFFO. We define AFFO as FFO before straight-lined revenues, straight-lined expenses, stock-based compensation expense, net, non-cash portion of tax provision, non-real estate related depreciation, amortization and accretion, amortization of non-cash interest expense, other (income) expense, (gains) losses on retirement of long-term obligations, net (gain) loss on interest rate swaps, (gains) losses on foreign currency swaps, impairment of available-for-sale securities, acquisition and integration costs, restructuring charges (credits), cumulative effect of a change in accounting principle and adjustments for noncontrolling interests, less sustaining capital expenditures.
AFFO per share. We define AFFO per share as AFFO divided by diluted weighted-average common shares outstanding.
FFO. We define FFO as net income (loss) plus real estate related depreciation, amortization and accretion, asset write-down charges, goodwill impairment charges, and (income) loss from discontinued operations, net of tax, less noncontrolling interest and cash paid for preferred stock dividends (in periods where applicable), and is a measure of funds from operations attributable to common stockholders.
FFO per share. We define FFO per share as FFO divided by diluted weighted-average common shares outstanding.
Organic Contribution to Site Rental Billings. We define Organic Contribution to Site Rental Billings (also referred to as organic growth) as the sum of the change in site rental revenues related to core leasing activity, escalators and other billings, less non-renewals of tenant contracts and non-renewals associated with Sprint Cancellations. Additionally, Organic Contribution to Site Rental Billings as Adjusted for Impact of Sprint Cancellations reflects Organic Contribution to Site Rental Billings plus non-renewals associated with Sprint Cancellations.
Net Debt. We define Net Debt as (1) debt and other long-term obligations and (2) current maturities of debt and other obligations, excluding unamortized adjustments, net, less cash and cash equivalents and restricted cash and cash equivalents.
Other Definitions
Site rental billings. We define site rental billings as site rental revenues exclusive of the impacts from (1) straight-lined revenues, (2) amortization of prepaid rent in accordance with GAAP, (3) contribution from recent acquisitions until the one-year anniversary of such acquisitions and (4) other revenues, such as tenant cancellation fees, finance charges and other items.
Core leasing activity. We define core leasing activity as site rental revenues growth from tenant additions and renewals or extensions of tenant contracts, exclusive of (1) the impacts from both straight-lined revenues and amortization of prepaid rent in accordance with GAAP and (2) other revenues.
Other billings. We define other billings as the growth or reduction in site rental revenues as a result of non-recurring contractual billings and adjustments, expense recoveries, sales credits and other amounts not captured in core leasing activity.
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Non-renewals. We define non-renewals of tenant contracts as the reduction in site rental revenues as a result of tenant churn, terminations and, in limited circumstances, reductions of existing lease rates, exclusive of non-renewals associated with Sprint Cancellations, where applicable.
Discretionary capital expenditures. We define discretionary capital expenditures relating to continuing operations as those made with respect to activities which we believe exhibit sufficient potential to enhance long-term stockholder value. Discretionary capital expenditures, including with respect to discontinued operations, primarily consist of expansion or development of our communications infrastructure (including capital expenditures related to (1) enhancing communications infrastructure in order to add new tenants for the first time or support subsequent tenant equipment augmentations or (2) modifying the structure of a communications infrastructure asset to accommodate additional tenants) and construction of new communications infrastructure. Discretionary capital expenditures also include purchases of land interests (which primarily relates to land assets under towers as we seek to manage our interests in the land beneath our towers), certain technology-related investments necessary to support and scale future customer demand for our communications infrastructure, and other capital projects.
Sustaining capital expenditures. We define sustaining capital expenditures as those capital expenditures (including with respect to discontinued operations) not otherwise categorized as discretionary capital expenditures, such as (1) maintenance capital expenditures on our communications infrastructure assets that enable our tenants' ongoing quiet enjoyment of the communications infrastructure and (2) ordinary corporate capital expenditures.
Sprint Cancellations. We define Sprint Cancellations as lease cancellations related to the previously disclosed T-Mobile US, Inc. and Sprint network consolidation as described in our press release dated April 19, 2023.
Fiber Business. We define Fiber Business as the historically reported Fiber segment, prior to its reclassification to discontinued operations, together with certain supporting assets and personnel. Management has signed a definitive agreement ("Agreement") to sell the Fiber Business with EQT Active Core Infrastructure fund ("EQT") acquiring the small cells business and Zayo Group Holdings Inc. ("Zayo") acquiring the fiber solutions business ("Transaction") for $8.5 billion in aggregate, subject to certain closing adjustments. The Transaction is expected to close in the first half of 2026 subject to certain closing conditions and required government and regulatory approvals. Pending the closing of the Transaction, we will continue to operate the Fiber Business in accordance with the Agreement.
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Reconciliation of Historical Adjusted EBITDA:

	For the Three Months Ended		For the Nine Months Ended		For the Twelve Months Ended
(in millions; totals may not sum due to rounding)	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024	December 31, 2024
Net income (loss)(a)	$323	$303	$150	$865	$(3,903)
Adjustments to increase (decrease) net income (loss):
Asset write-down charges	3	2	7	10	11
Depreciation, amortization and accretion	167	181	520	552	736
Restructuring charges(b)	—	38	—	67	70
Amortization of prepaid lease purchase price adjustments	4	4	11	12	16
Interest expense and amortization of deferred financing costs, net(c)	247	236	726	692	932
Interest income	(3)	(6)	(10)	(14)	(20)
Other (income) expense	—	5	(3)	3	26
(Benefit) provision for income taxes	4	3	13	14	18
Stock-based compensation expense, net	19	19	55	69	84
(Income) loss from discontinued operations, net of tax(d)	(46)	(9)	676	(12)	5,065
Adjusted EBITDA(e)(f)	$718	$777	$2,145	$2,258	$3,035
Reconciliation of Current Outlook for Adjusted EBITDA:

	Full Year 2025
(in millions; totals may not sum due to rounding)	Outlook(g)
Net income (loss)(a)	$145	to	$425
Adjustments to increase (decrease) net income (loss):
Asset write-down charges	5	to	15
Acquisition and integration costs	—	to	6
Depreciation, amortization and accretion	678	to	773
Amortization of prepaid lease purchase price adjustments	14	to	16
Interest expense and amortization of deferred financing costs, net(h)	957	to	1,002
(Gains) losses on retirement of long-term obligations	—	to	—
Interest income	(15)	to	(15)
Other (income) expense	6	to	15
(Benefit) provision for income taxes	11	to	19
Stock-based compensation expense, net	78	to	82
(Income) loss from discontinued operations, net of tax(i)	590	to	830
Adjusted EBITDA(e)(f)	$2,810	to	$2,860
(a)Includes contribution from discontinued operations.
(b)Represents restructuring charges recorded for the periods presented related to (1) the Company's restructuring plan announced in July 2023, as further discussed in the Annual Report on Form 10-K for the fiscal year ended December 31, 2023 ("2023 Restructuring Plan"), and (2) the Company's restructuring plan announced in June 2024, as further discussed in the Annual Report on Form 10-K for the year ended December 31, 2024 ("2024 Restructuring Plan"), as applicable for the respective period. For the three and nine months ended September 30, 2025, there were no charges related to the July 2023 Restructuring Plan or the June 2024 Restructuring Plan. For the full year ended December 31, 2024, there were $9 million and $61 million of restructuring charges related to the July 2023 Restructuring Plan and the June 2024 Restructuring Plan, respectively, relating to continuing operations.
(c)See the reconciliation of "Components of Interest Expense" for a discussion of non-cash interest expense.
(d)Represents results from the Fiber Business, including a loss on disposal of $231 million and $1.3 billion recorded in the three and nine months ended September 30, 2025, respectively.
(e)See discussion and our definition of Adjusted EBITDA in this "Non-GAAP Measures and Other Information."
(f)The above reconciliation excludes line items included in our definition which are not applicable for the periods shown.
(g)As issued on October 22, 2025.
(h)See the reconciliation of "Outlook for Components of Interest Expense" for a discussion of non-cash interest expense.
(i)Represents expected results from the Fiber Business, including the estimated loss on disposal.

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Reconciliation of Historical FFO and AFFO:

	For the Three Months Ended		For the Nine Months Ended		For the Twelve Months Ended
(in millions; totals may not sum due to rounding)	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024	December 31, 2024
Net income (loss)(a)	$323	$303	$150	$865	$(3,903)
Real estate related depreciation, amortization and accretion	163	170	489	517	690
Asset write-down charges	3	2	7	10	11
(Income) loss from discontinued operations, net of tax(b)	(46)	(9)	676	(12)	5,065
FFO(c)(d)	$443	$466	$1,322	$1,380	$1,863
Weighted-average common shares outstanding—diluted	437	436	436	435	434

FFO (from above)	$443	$466	$1,322	$1,380	$1,863
Adjustments to increase (decrease) FFO:
Straight-lined revenues	11	(28)	(27)	(140)	(160)
Straight-lined expenses	15	16	44	49	65
Stock-based compensation expense, net	19	19	55	69	84
Non-cash portion of tax provision	2	—	2	6	8
Non-real estate related depreciation, amortization and accretion	4	11	31	35	46
Amortization of non-cash interest expense	3	2	11	8	12
Other (income) expense	—	5	(3)	3	26
Restructuring charges(e)	—	38	—	67	70
Sustaining capital expenditures	(6)	(6)	(19)	(22)	(34)
AFFO(c)(d)	$490	$525	$1,414	$1,457	$1,980
Weighted-average common shares outstanding—diluted	437	436	436	435	434
(a)Includes contribution from discontinued operations.
(b)Represents results from the Fiber Business, including a loss on disposal of $231 million and $1.3 billion recorded in the three and nine months ended September 30, 2025, respectively.
(c)See discussion and our definitions of FFO and AFFO in this "Non-GAAP Measures and Other Information."
(d)The above reconciliation excludes line items included in our definition which are not applicable for the periods shown.
(e)Represents restructuring charges recorded for the periods presented related to the 2023 Restructuring Plan and the 2024 Restructuring Plan, as applicable, for the respective period. For the three and nine months ended September 30, 2025, there were no charges related to the July 2023 Restructuring Plan or the June 2024 Restructuring Plan. For the full year ended December 31, 2024, there were $9 million and $61 million of restructuring charges related to the July 2023 Restructuring Plan and the June 2024 Restructuring Plan, respectively, relating to continuing operations.

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Reconciliation of Historical FFO and AFFO per share:

	For the Three Months Ended		For the Nine Months Ended		For the Twelve Months Ended
(in millions, except per share amounts; totals may not sum due to rounding)	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024	December 31, 2024
Net income (loss)(a)	$0.74	$0.70	$0.34	$1.99	$(8.98)
Real estate related depreciation, amortization and accretion	0.37	0.39	1.12	1.19	1.59
Asset write-down charges	0.01	—	0.02	0.02	0.03
(Income) loss from discontinued operations, net of tax(b)	(0.11)	(0.02)	1.55	(0.03)	11.64
FFO(c)(d)	$1.01	$1.07	$3.03	$3.17	$4.28
Weighted-average common shares outstanding—diluted	437	436	436	435	434

FFO (from above)	$1.01	$1.07	$3.03	$3.17	$4.28
Adjustments to increase (decrease) FFO:
Straight-lined revenues	0.03	(0.06)	(0.06)	(0.32)	(0.37)
Straight-lined expenses	0.03	0.04	0.10	0.11	0.15
Stock-based compensation expense, net	0.04	0.04	0.13	0.16	0.20
Non-cash portion of tax provision	—	—	—	0.01	0.02
Non-real estate related depreciation, amortization and accretion	0.01	0.03	0.07	0.08	0.11
Amortization of non-cash interest expense	0.01	—	0.02	0.02	0.03
Other (income) expense	—	0.01	(0.01)	0.01	0.06
Restructuring charges(e)	—	0.09	—	0.16	0.16
Sustaining capital expenditures	(0.01)	(0.01)	(0.04)	(0.05)	(0.08)
AFFO(c)(d)	$1.12	$1.20	$3.24	$3.35	$4.55
Weighted-average common shares outstanding—diluted	437	436	436	435	434
(a)Includes contribution from discontinued operations.
(b)Represents results from the Fiber Business, including a loss on disposal of $231 million and $1.3 billion recorded in the three and nine months ended September 30, 2025, respectively.
(c)See discussion and our definitions of FFO and AFFO, including per share amounts, in this "Non-GAAP Measures and Other Information."
(d)The above reconciliation excludes line items included in our definition which are not applicable for the periods shown.
(e)Represents restructuring charges recorded for the periods presented related to the 2023 Restructuring Plan and the 2024 Restructuring Plan, as applicable, for the respective period. For the three and nine months ended September 30, 2025, there were no charges related to the July 2023 Restructuring Plan or the June 2024 Restructuring Plan. For the full year ended December 31, 2024, there were $9 million and $61 million of restructuring charges related to the July 2023 Restructuring Plan and the June 2024 Restructuring Plan, respectively, relating to continuing operations.
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News Release continued:	Page 12
Reconciliation of Current Outlook for FFO and AFFO:

	Full Year 2025			Full Year 2025
(in millions, except per share amounts; totals may not sum due to rounding)	Outlook(a)			Outlook per Share(a)
Net income (loss)(b)	$145	to	$425	$0.33	to	$0.97
Real estate related depreciation, amortization and accretion	660	to	740	1.51	to	1.70
Asset write-down charges	5	to	15	0.01	to	0.03
(Income) loss from discontinued operations, net of tax(c)	590	to	830	1.35	to	1.90
FFO(d)(e)	$1,690	to	$1,720	$3.88	to	$3.94
Weighted-average common shares outstanding—diluted	436			436

FFO (from above)	$1,690	to	$1,720	$3.88	to	$3.94
Adjustments to increase (decrease) FFO:
Straight-lined revenues	(25)	to	5	(0.06)	to	0.01
Straight-lined expenses	55	to	75	0.13	to	0.17
Stock-based compensation expense, net	78	to	82	0.18	to	0.19
Non-cash portion of tax provision	(8)	to	8	(0.02)	to	0.02
Non-real estate related depreciation, amortization and accretion	20	to	35	0.04	to	0.08
Amortization of non-cash interest expense	7	to	17	0.02	to	0.04
Other (income) expense	6	to	15	0.01	to	0.03
(Gains) losses on retirement of long-term obligations	—	to	—	—	to	—
Acquisition and integration costs	—	to	6	—	to	0.01
Sustaining capital expenditures	(50)	to	(30)	(0.11)	to	(0.07)
AFFO(d)(e)	$1,845	to	$1,895	$4.23	to	$4.35
Weighted-average common shares outstanding—diluted	436			436

(a)As issued on October 22, 2025.
(b)Includes contribution from discontinued operations.
(c)Represents expected results from the Fiber Business, including the estimated loss on disposal.
(d)See discussion and our definitions of FFO and AFFO, including per share amounts, in this "Non-GAAP Measures and Other Information."
(e)The above reconciliation excludes line items included in our definition which are not applicable for the period shown.
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News Release continued:	Page 13
For Comparative Purposes - Reconciliation of Previous Outlook for Adjusted EBITDA:

	Previously Issued
(in millions; totals may not sum due to rounding)	Full Year 2025 Outlook(a)
Net income (loss)(b)	$100	to	$380
Adjustments to increase (decrease) net income (loss):
Asset write-down charges	5	to	15
Acquisition and integration costs	—	to	6
Depreciation, amortization and accretion	678	to	773
Amortization of prepaid lease purchase price adjustments	14	to	16
Interest expense and amortization of deferred financing costs, net(c)	972	to	1,017
(Gains) losses on retirement of long-term obligations	—	to	—
Interest income	(15)	to	(15)
Other (income) expense	6	to	15
(Benefit) provision for income taxes	11	to	19
Stock-based compensation expense, net	78	to	82
(Income) loss from discontinued operations, net of tax(d)	590	to	830
Adjusted EBITDA(e)(f)	$2,780	to	$2,830
For Comparative Purposes - Reconciliation of Previous Outlook for FFO and AFFO:

	Previously Issued			Previously Issued
(in millions, except per share amounts; totals may not sum due to rounding)	Full Year 2025 Outlook(a)			Full Year 2025 Outlook per share(a)
Net income (loss)(b)	$100	to	$380	$0.23	to	$0.87
Real estate related depreciation, amortization and accretion	660	to	740	1.51	to	1.70
Asset write-down charges	5	to	15	0.01	to	0.03
(Income) loss from discontinued operations, net of tax(d)	590	to	830	1.35	to	1.90
FFO(e)(f)	$1,645	to	$1,675	$3.77	to	$3.84
Weighted-average common shares outstanding—diluted	436			436

FFO (from above)	$1,645	to	$1,675	$3.77	to	$3.84
Adjustments to increase (decrease) FFO:
Straight-lined revenues	(15)	to	15	(0.03)	to	0.03
Straight-lined expenses	55	to	75	0.13	to	0.17
Stock-based compensation expense, net	78	to	82	0.18	to	0.19
Non-cash portion of tax provision	(8)	to	8	(0.02)	to	0.02
Non-real estate related depreciation, amortization and accretion	20	to	35	0.04	to	0.08
Amortization of non-cash interest expense	7	to	17	0.02	to	0.04
Other (income) expense	6	to	15	0.01	to	0.03
(Gains) losses on retirement of long-term obligations	—	to	—	—	to	—
Acquisition and integration costs	—	to	6	—	to	0.01
Sustaining capital expenditures	(55)	to	(35)	(0.13)	to	(0.08)
AFFO(e)(f)	$1,805	to	$1,855	$4.14	to	$4.25
Weighted-average common shares outstanding—diluted	436			436
(a)As issued on July 23, 2025.
(b)Includes contribution from discontinued operations.
(c)See the reconciliation of "Outlook for Components of Interest Expense" for a discussion of non-cash interest expense.
(d)Represents expected results from the Fiber Business, including the estimated loss on disposal.
(e)See discussion of and our definition of Adjusted EBITDA, FFO and AFFO, including per share amounts in this "Non-GAAP Measures and Other Information."
(f)The above reconciliation excludes line items included in our definition which are not applicable for the period shown.

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News Release continued:	Page 14
Components of Changes in Site Rental Revenues for the Quarters Ended September 30, 2025 and 2024(a):

	Three Months Ended September 30,
(dollars in millions; totals may not sum due to rounding)	2025	2024
Components of changes in site rental revenues:
Prior year site rental billings(b)	$995	$952

Core leasing activity(b)	33	27
Escalators	24	23
Non-renewals(b)	(7)	(8)
Other billings(b)	2	—
Organic Contribution to Site Rental Billings as Adjusted for Impact of Sprint Cancellations(b)	52	43
Non-renewals associated with Sprint Cancellations(b)	(51)	—
Organic Contribution to Site Rental Billings(b)	1	43
Straight-lined revenues	(11)	28
Amortization of prepaid rent	23	39
Other revenues	4	4
Total site rental revenues	$1,012	$1,066

Year-over-year changes in revenues:
Site rental revenues as a percentage of prior year site rental revenues	(5.1)%	(0.8)%
Organic Contribution to Site Rental Billings as Adjusted for Impact of Sprint Cancellations as a percentage of prior year site rental billings(b)	5.2%	4.5%
Organic Contribution to Site Rental Billings as a percentage of prior year site rental billings(b)	0.1%	4.5%
(a)The financial impact of the Fiber Business revenues is excluded as amounts are presented within discontinued operations.
(b)See our definitions of site rental billings, core leasing activity, non-renewals, other billings, Sprint Cancellations, Organic Contribution to Site Rental Billings and Organic Contribution to Site Rental Billings as Adjusted for Impact of Sprint Cancellations in this "Non-GAAP Measures and Other Information."

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News Release continued:	Page 15
Components of Changes in Site Rental Revenues for Current Outlook for Full Year 2025:

(dollars in millions; totals may not sum due to rounding)	Full Year 2025 Outlook(a)(c)			Previously Issued Full Year 2025 Outlook(b)(c)
Components of changes in site rental revenues:
Prior year site rental billings(d)(e)	$3,931			$3,931

Core leasing activity(e)	110	to	120	110	to	120
Escalators	90	to	100	90	to	100
Non-renewals(e)	(35)	to	(25)	(35)	to	(25)
Other billings(e)	5	to	5	5	to	5
Organic Contribution to Site Rental Billings as Adjusted for Impact of Sprint Cancellations(e)	170	to	200	170	to	200
Non-renewals associated with Sprint Cancellations(e)	(205)	to	(205)	(205)	to	(205)
Organic Contribution to Site Rental Billings(e)	(35)	to	(5)	(35)	to	(5)
Straight-lined revenues	(5)	to	25	(15)	to	15
Amortization of prepaid rent	80	to	110	80	to	110
Other revenues	15	to	15	15	to	15
Acquisitions(f)	—			—
Total site rental revenues	$4,007	to	$4,052	$3,997	to	$4,042

Year-over-year changes in revenues:(g)
Site rental revenues as a percentage of prior year site rental revenues	(5.6)%			(5.8)%
Organic Contribution to Site Rental Billings as Adjusted for Impact of Sprint Cancellations as a percentage of prior year site rental billings(e)	4.7%			4.7%
Organic Contribution to Site Rental Billings as a percentage of prior year site rental billings(e)	(0.5)%			(0.5)%
(a)As issued on October 22, 2025.
(b)As issued on July 23, 2025.
(c)Represents full year 2025 Outlook for continuing operations only.
(d)Reflects prior year site rental billings in the historically reported Towers segment. The financial impact of prior year site rental billings in the historically reported Fiber segment is excluded as such billings are included in discontinued operations for 2025.
(e)See our definitions of site rental billings, core leasing activity, non-renewals, other billings, Sprint Cancellations, Organic Contribution to Site Rental Billings, and Organic Contribution to Site Rental Billings as Adjusted for Impact of Sprint Cancellations in this "Non-GAAP Measures and Other Information."
(f)Represents the contribution from recent acquisitions. The financial impact of recent acquisitions is excluded from Organic Contribution to Site Rental Billings, including as Adjusted for Impact of Sprint Cancellations, until the one-year anniversary of such acquisitions.
(g)Calculated based on midpoint of full year 2025 Outlook, where applicable.

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News Release continued:	Page 16
Components of Capital Expenditures:(a)(b)

	For the Three Months Ended		For the Nine Months Ended
(in millions)	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Discretionary capital expenditures:
Tower improvements and other capital projects	$20	$21	$54	$64
Purchases of land interests	16	14	50	38
Sustaining capital expenditures	6	6	19	22
Total capital expenditures	$42	$41	$123	$124
Outlook for Discretionary Capital Expenditures Less Prepaid Rent Additions:(b)(c)

(in millions)	Full Year 2025 Outlook(d)			Previously Issued Full Year 2025 Outlook(f)
Discretionary capital expenditures	$155	to	$155	$185	to	$185
Less: Prepaid rent additions(e)	~40			~40
Discretionary capital expenditures less prepaid rent additions	$115	to	$115	$145	to	$145
Components of Interest Expense:

	For the Three Months Ended
(in millions)	September 30, 2025	September 30, 2024
Interest expense on debt obligations	$244	$234
Amortization of deferred financing costs and adjustments on long-term debt	8	8
Capitalized interest	(5)	(6)
Interest expense and amortization of deferred financing costs, net	$247	$236
Outlook for Components of Interest Expense:

(in millions)	Full Year 2025 Outlook(d)			Previously Issued Full Year 2025 Outlook(f)
Interest expense on debt obligations	$945	to	$985	$960	to	$1,000
Amortization of deferred financing costs and adjustments on long-term debt	20	to	30	20	to	30
Capitalized interest	(15)	to	(5)	(15)	to	(5)
Interest expense and amortization of deferred financing costs, net	$957	to	$1,002	$972	to	$1,017

(a)See our definitions of discretionary capital expenditures and sustaining capital expenditures in this "Non-GAAP Measures and Other Information."
(b)The financial impact of the Fiber Business is excluded as amounts are presented within discontinued operations.
(c)Excludes sustaining capital expenditures. See "Non-GAAP Measures and Other Information" for our definitions of discretionary capital expenditures and sustaining capital expenditures.
(d)As issued on October 22, 2025.
(e)Reflects up-front consideration from long-term tenant contracts (commonly referred to as prepaid rent) that are amortized and recognized as revenue over the associated estimated lease term in accordance with GAAP.
(f)As issued on July 23, 2025.

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News Release continued:	Page 17

Debt Balances and Maturity Dates as of September 30, 2025:

(in millions)	Face Value(a)	Maturity
Cash and cash equivalents and restricted cash and cash equivalents(b)	$238

Senior Secured Notes, Series 2009-1, Class A-2(c)	27	Aug. 2029
Senior Secured Tower Revenue Notes, Series 2018-2(d)	750	July 2048
Installment purchase liabilities and finance leases(e)	260	Various
Total secured debt	$1,037
2016 Revolver(f)	900	July 2027
2016 Term Loan A(g)	1,072	July 2027
Commercial Paper Notes(h)	1,946	Various
4.450% Senior Notes	900	Feb. 2026
3.700% Senior Notes	750	June 2026
1.050% Senior Notes	1,000	July 2026
2.900% Senior Notes	750	Mar. 2027
4.000% Senior Notes	500	Mar. 2027
3.650% Senior Notes	1,000	Sept. 2027
5.000% Senior Notes	1,000	Jan. 2028
3.800% Senior Notes	1,000	Feb. 2028
4.800% Senior Notes	600	Sept. 2028
4.300% Senior Notes	600	Feb. 2029
5.600% Senior Notes	750	June 2029
4.900% Senior Notes	550	Sept. 2029
3.100% Senior Notes	550	Nov. 2029
3.300% Senior Notes	750	July 2030
2.250% Senior Notes	1,100	Jan. 2031
2.100% Senior Notes	1,000	Apr. 2031
2.500% Senior Notes	750	July 2031
5.100% Senior Notes	750	May 2033
5.800% Senior Notes	750	Mar. 2034
5.200% Senior Notes	700	Sept. 2034
2.900% Senior Notes	1,250	Apr. 2041
4.750% Senior Notes	350	May 2047
5.200% Senior Notes	400	Feb. 2049
4.000% Senior Notes	350	Nov. 2049
4.150% Senior Notes	500	July 2050
3.250% Senior Notes	900	Jan. 2051
Total unsecured debt	$23,418
Net Debt(i)	$24,217
(a)Net of required principal amortizations.
(b)As of September 30, 2025, excludes $17 million recorded in discontinued operations relating to the Fiber Business.
(c)The Senior Secured Notes, 2009-1, Class A-2 principal amortizes over a period ending in August 2029.
(d)If the $750 million aggregate principal amount of 4.241% senior secured tower revenue notes ("Tower Revenue Notes, Series 2018-2") is not paid in full on or prior to July 2028, the anticipated repayment date, then the Excess Cash Flow (as defined in the indenture) of the issuers of such notes will be used to repay the principal, and additional interest (of approximately 5% per annum) will accrue on such notes. The Tower Revenue Notes, Series 2018-2 are prepayable at par if voluntarily repaid within eighteen months of the anticipated repayment date; earlier prepayment may require additional consideration.
(e)As of September 30, 2025, reflects $6 million in finance lease obligations (primarily related to vehicles). Amount excludes $31 million recorded in discontinued operations relating to the Fiber Business.
(f)As of September 30, 2025, the undrawn availability under the $7.0 billion 2016 Revolver was $6.1 billion. The Company pays a commitment fee on the undrawn available amount, which as of September 30, 2025 ranged from 0.080% to 0.300%, based on the Company's senior unsecured debt rating, per annum.
(g)The 2016 Term Loan A principal amortizes over a period ending in July 2027.
(h)As of September 30, 2025, the Company had $54 million available for issuance under its $2.0 billion unsecured commercial paper program. The maturities of the Commercial Paper Notes, when outstanding, may vary but may not exceed 397 days from the date of issue.
(i)See further information on, and our definition and discussion of, Net Debt in this "Non-GAAP Measures and Other Information."
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News Release continued:	Page 18
Cautionary Language Regarding Forward-Looking Statements
This news release contains forward-looking statements and information that are based on our management's current expectations as of the date of this news release. Statements that are not historical facts are hereby identified as forward-looking statements. In addition, words such as "estimate," "see," "anticipate," "project," "plan," "intend," "believe," "expect," "likely," "predicted," "positioned," "continue," "target," "focus," and any variations of these words and similar expressions are intended to identify forward-looking statements. Such statements include our full year 2025 Outlook and plans, projections, expectations and estimates regarding (1) the value of our business model and strategy, (2) creation and maximization of shareholder value and returns, (3) demand for our tower assets, (4) benefits stemming from our capital allocation framework and investments in our systems and processes, (5) execution of our priorities and the value created thereby, (6) results from the Fiber Business, (7) net income (loss) (including on a per share basis), (8) AFFO (including on a per share basis) and its components and growth, (9) Adjusted EBITDA and its components and growth, (10) Organic Contribution to Site Rental Billings (including as Adjusted for Impact of Sprint Cancellations) and its components and growth, (11) site rental revenues and its components and growth, (12) the impact of Sprint Cancellations, (13) our balance sheet, (14) capital expenditures, including discretionary capital expenditures, (15) the timing and close of the Fiber Business sale and (16) benefits stemming from operating as a standalone U.S. tower company. Any dividends remain subject to the approval of our Board of Directors which has the discretion to determine whether to declare dividends and the amounts and timing of the dividends.
Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including prevailing market conditions and the following:
•Our business depends on the demand for our towers, driven primarily by demand for data, and we may be adversely affected by any slowdown in such demand. Additionally, a reduction in the amount or change in the mix of network investment by our tenants may materially and adversely affect our business (including reducing demand for our towers or services).
•A substantial portion of our revenues is derived from a small number of tenants, and the loss, consolidation or financial instability of any of such tenants may materially decrease revenues, reduce demand for our towers and services and impact our dividend per share growth.
•The expansion or development of our business, including through acquisitions, increased product offerings or other strategic opportunities, may cause disruptions in our business, which may have an adverse effect on our business, operations or financial results.
•Our Fiber Business model contains certain differences from our Towers business model, resulting in different operational risks. If we do not successfully operate our Fiber Business model or identify or manage the related operational risks, such operations may produce results that are lower than anticipated.
•Failure to timely, efficiently and safely execute on our construction projects could adversely affect our business.
•New technologies may reduce demand for our towers or negatively impact our revenues.
•If we fail to retain rights to our towers, including the rights to land under our towers, our business may be adversely affected.
•Our services business has historically experienced significant volatility in demand, which reduces the predictability of our results.
•As a result of competition in our industry, we may find it more difficult to negotiate favorable rates on our new or renewing tenant contracts.
•New wireless technologies may not deploy or be adopted by tenants as rapidly or in the manner projected.
•If radio frequency emissions from wireless handsets or equipment on our towers are demonstrated to cause negative health effects, potential future claims could adversely affect our operations, costs or revenues.
•Cybersecurity breaches or other information technology disruptions could adversely affect our operations, business, and reputation.
•Our business may be adversely impacted by climate-related events, natural disasters, including wildfires, and other unforeseen events.
•Our focus on and disclosure of our Environmental, Social and Governance position, metrics, strategy, goals and initiatives expose us to potential litigation and other adverse effects to our business.
•Failure to attract, recruit and retain qualified and experienced employees could adversely affect our business, operations and costs.
•Changes to management, including turnover of our top executives, could have an adverse effect on our business.
•Actions that we are taking, or have completed, to restructure our business in alignment with our strategic priorities may not be as effective as anticipated.
•Actions of activist stockholders could impact the pursuit of our business strategies and adversely affect our results of operations, financial condition, or stock price.
•The pendency of the sale of our Fiber Business to EQT and Zayo may have an adverse effect on our business, results of operations, cash flows and financial position.
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News Release continued:	Page 19
•Completion of the strategic sale of our Fiber Business is subject to the conditions contained in the transaction agreements, including regulatory approvals, which may not be received, and separation of the Fiber Business from our current operations, and if these conditions are not satisfied or waived, the transaction will not be completed.
•The failure to complete the planned sale of the Fiber Business to EQT and Zayo could have a material and adverse effect on our business, results of operations, financial condition, cash flows and stock price.
•Our substantial level of indebtedness could adversely affect our ability to react to changes in our business, and the terms of our debt instruments limit our ability to take a number of actions that our management might otherwise believe to be in our best interests. In addition, if we fail to comply with our covenants, our debt could be accelerated.
•We have a substantial amount of indebtedness. In the event we do not repay or refinance such indebtedness, we could face substantial liquidity issues and might be required to issue equity securities or securities convertible into equity securities, or sell some of our assets, possibly on unfavorable terms, to meet our debt payment obligations.
•Sales or issuances of a substantial number of shares of our common stock or securities convertible into shares of our common stock may adversely affect the market price of our common stock.
•Certain provisions of our amended and restated certificate of incorporation and second amended and restated by-laws, as amended, and operative agreements, and domestic and international competition laws may make it more difficult for a third party to acquire control of us or for us to acquire control of a third party, even if such a change in control would be beneficial to our stockholders.
•If we fail to comply with laws or regulations which regulate our business and which may change at any time, we may be fined or even lose our right to conduct some of our business.
•Future dividend payments to our stockholders will reduce the availability of our cash on hand available to fund future discretionary investments, and may result in a need to incur indebtedness or issue equity securities to fund growth opportunities. In such event, the then current economic, credit market or equity market conditions will impact the availability or cost of such financing, which may hinder our ability to grow our per share results of operations.
•Remaining qualified to be taxed as a REIT involves highly technical and complex provisions of the Code. Failure to remain qualified as a REIT would result in our inability to deduct dividends to stockholders when computing our taxable income, thereby increasing our tax obligations and reducing our available cash.
•Complying with REIT requirements, including the 90% distribution requirement, may limit our flexibility or cause us to forgo otherwise attractive opportunities, including certain discretionary investments and potential financing alternatives.
•REIT related ownership limitations and transfer restrictions may prevent or restrict certain transfers of our capital stock.
Should one or more of these or other risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risk factors which could affect our results is included in our filings with the SEC. Our filings with the SEC are available through the SEC website at www.sec.gov or through our investor relations website at investor.crowncastle.com. We use our investor relations website to disclose information about us that may be deemed to be material. We encourage investors, the media and others interested in us to visit our investor relations website from time to time to review up-to-date information or to sign up for e-mail alerts to be notified when new or updated information is posted on the site.
As used in this release, the term "including," and any variation thereof, means "including without limitation."

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News Release continued:	Page 20

CROWN CASTLE INC. CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED) (Amounts in millions, except par values)

	September 30, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$57	$100
Restricted cash and cash equivalents	176	170
Receivables, net	125	129
Prepaid expenses	89	74
Deferred site rental receivables	226	164
Other current assets	22	24
Current assets of discontinued operations	419	429
Total current assets	1,114	1,090
Deferred site rental receivables	2,244	2,279
Property and equipment, net	6,330	6,577
Operating lease right-of-use assets	5,513	5,600
Goodwill	5,127	5,127
Other intangible assets, net	905	1,037
Other assets, net	63	58
Non-current assets of discontinued operations	10,205	10,968
Total assets	$31,501	$32,736

LIABILITIES AND EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$65	$48
Accrued interest	160	244
Deferred revenues	147	141
Other accrued liabilities	156	167
Current maturities of debt and other obligations	2,769	603
Current portion of operating lease liabilities	268	264
Current liabilities of discontinued operations	732	710
Total current liabilities	4,297	2,177
Debt and other long-term obligations	21,550	23,451
Operating lease liabilities	4,988	5,062
Other long-term liabilities	623	645
Non-current liabilities of discontinued operations	1,536	1,534
Total liabilities	32,994	32,869
Commitments and contingencies
Stockholders' equity (deficit):
Common stock, 0.01 par value; 1,200 shares authorized; shares issued and outstanding: September 30, 2025—435 and December 31, 2024—435	4	4
Additional paid-in capital	18,497	18,393
Accumulated other comprehensive income (loss)	(4)	(5)
Dividends/distributions in excess of earnings	(19,990)	(18,525)
Total equity (deficit)	(1,493)	(133)
Total liabilities and equity (deficit)	$31,501	$32,736
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News Release continued:	Page 21

CROWN CASTLE INC. CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED) (Amounts in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net revenues:
Site rental	$1,012	$1,066	$3,031	$3,198
Services and other	60	54	162	143
Net revenues	1,072	1,120	3,193	3,341
Operating expenses:
Costs of operations:(a)
Site rental	250	247	741	740
Services and other	30	27	84	81
Selling, general and administrative	97	93	289	343
Asset write-down charges	3	2	7	10
Depreciation, amortization and accretion	167	181	520	552
Restructuring charges	—	38	—	67
Total operating expenses	547	588	1,641	1,793
Operating income (loss)	525	532	1,552	1,548
Interest expense and amortization of deferred financing costs, net	(247)	(236)	(726)	(692)
Interest income	3	6	10	14
Other income (expense)	—	(5)	3	(3)
Income (loss) from continuing operations before income taxes	281	297	839	867
Benefit (provision) for income taxes	(4)	(3)	(13)	(14)
Income (loss) from continuing operations	$277	$294	$826	$853
Discontinued Operations
Income (loss) from discontinued operations before gain (loss) from disposal, net of tax	277	9	637	12
Gain (loss) from disposal of discontinued operations	(231)	—	(1,313)	—
Income (loss) from discontinued operations, net of tax	46	9	(676)	12
Net income (loss)	$323	$303	$150	$865

Net income (loss), per common share:
Income (loss) from continuing operations, basic	$0.64	$0.68	$1.89	$1.96
Income (loss) from discontinued operations, basic	0.10	0.02	(1.55)	0.03
Net income (loss)—basic	$0.74	$0.70	$0.34	$1.99
Income (loss) from continuing operations, diluted	$0.64	$0.68	$1.89	$1.96
Income (loss) from discontinued operations, diluted	0.10	0.02	(1.55)	0.03
Net income (loss)—diluted	$0.74	$0.70	$0.34	$1.99
Weighted-average common shares outstanding:
Basic	435	435	435	434
Diluted	437	436	436	435
(a)Exclusive of depreciation, amortization and accretion shown separately.

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News Release continued:	Page 22

CROWN CASTLE INC. CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED) (In millions of dollars)

	Nine Months Ended September 30,
	2025	2024
Cash flows from operating activities:
Net income (loss)	$150	$865
(Income) loss from discontinued operations before (gain) loss from disposal, net of tax	(637)	(12)
(Gain) loss from disposal of discontinued operations	1,313	—
Income (loss) from continuing operations	826	853
Adjustments to reconcile income (loss) from continuing operations to net cash provided by (used for) operating activities:
Depreciation, amortization and accretion	520	552
Amortization of deferred financing costs and other non-cash interest	24	24
Stock-based compensation expense, net	55	69
Asset write-down charges	7	10
Deferred income tax (benefit) provision	1	5
Other non-cash adjustments, net	(4)	12
Net cash provided by (used for) operating activities from discontinued operations	897	830
Changes in assets and liabilities, excluding the effects of acquisitions:
Increase (decrease) in liabilities	(111)	(208)
Decrease (increase) in assets	(28)	(81)
Net cash provided by (used for) operating activities	2,187	2,066
Cash flows from investing activities:
Capital expenditures	(123)	(124)
Payments for acquisitions, net of cash acquired	—	(8)
Other investing activities, net	5	5
Net cash provided by (used for) investing activities from discontinued operations	(687)	(820)
Net cash provided by (used for) investing activities	(805)	(947)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	1,244
Principal payments on debt and other long-term obligations	(89)	(71)
Purchases and redemptions of long-term debt	(1,200)	(750)
Borrowings under revolving credit facility	900	—
Payments under revolving credit facility	—	(670)
Net issuances (repayments) under commercial paper program	605	1,312
Payments for financing costs	—	(12)
Purchases of common stock	(23)	(32)
Dividends/distributions paid on common stock	(1,615)	(2,049)
Net cash provided by (used for) financing activities	(1,422)	(1,028)
Net increase (decrease) in cash and cash equivalents and restricted cash and cash equivalents	(40)	91
Effect of exchange rate changes on cash	—	(1)
Cash and cash equivalents and restricted cash and cash equivalents at beginning of period(a)	295	281
Cash and cash equivalents and restricted cash and cash equivalents at end of period(a)	$255	$371
Supplemental disclosure of cash flow information:
Interest paid	$799	$739
Income taxes paid (refunded)	$12	$8
(a)Inclusive of cash and cash equivalents and restricted cash and cash equivalents included in discontinued operations.
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